Exhibit 10.31

SCYNEXIS, Inc.

3501-C TriCenter Blvd

Durham, NC 27713

April 9, 2010

sanofi-aventis

174, avenue de France

75013 – Paris, France

Attn: Mr. Jérôme Contamine

RE: Additional agreement (“Addendum”) in connection with that certain Reimbursement Agreement; General Security Agreement of even date herewith (the “Reimbursement Agreement”).

Gentlemen:

In order to further induce sanofi-aventis, a French Société Anonyme (the “Secured Party”) to enter into the transactions contemplated by the Reimbursement Agreement with SCYNEXIS, Inc., a Delaware corporation (the “Debtor”), and in exchange for the premises, covenants and agreements set forth therein, all of which Debtor recognizes as adequate consideration, the Debtor hereby covenants and agrees that, if the Secured Party has not been released as Guarantor pursuant to, and as defined in, that certain Stand-Alone First Demand Guarantee of even date herewith between HSBC Bank USA, National Association (“HSBC”) and the Secured Party (the “Guarantee Agreement”), prior to Debtor’s receipt of proceeds from any of the following events:

1)	Initial Public Offering: the closing of the Debtor’s initial public offering of its equity interests to an effective registration statement under the Securities Act of 1933, as such Act may be amended from time to time (an “IPO”), resulting in at least $30,000,000 of proceeds net of the underwriting discounts and commissions;

2)	Follow-on Offering: in the event where the IPO does not result in at least $30,000,000 of net proceeds, the closing of any subsequent public offering of Debtor’s equity interests (each, a “Follow-on Offering”) wherein the aggregate amount of the IPO and Follow-on Offering(s) results in at least $30,000,000 of proceeds, net of the underwriting discounts and commissions;

3)	Private Placement: the closing of an investment, in one or a series of transactions, in the Debtor resulting in at least $30,000,000 of proceeds net of any placement discounts and commissions (a “Private Placement”) (for purposes of clarification but not limitation, an issuance by Debtor of promissory notes that are convertible into equity shall qualify as an “investment” pursuant to the definition of “Private Placement”);

4)	Combination: Any combination of the foregoing resulting in aggregate in at least $30,000,000 of proceeds net of the underwriting discounts and commissions or the placement discounts and commissions, as applicable; or

5)	License Agreement: Debtor’s entry into a Transaction Agreement (as defined in the Right of First Negotiation Agreement by and between the Secured Party and Debtor) resulting in any amount of cash proceeds (the proceeds from each of events 1-5, the “Net Proceeds”), then the Debtor will inform the Secured Party prior to the consummation of any of the events 1-5 contemplated herein and will either (i) subject to prior written request of the Secured Party, initially apply the Net Proceeds (before the application of such Net Proceeds to any other purpose) to repay all amounts then owing to HSBC that are required to fully release the Secured Party from its obligations pursuant to the Guarantee Agreement, or (ii) otherwise provide the Secured Party with a waiver from HSBC, in writing and in a form acceptable to the Secured Party, fully releasing the Secured Party as Guarantor pursuant to the Guarantee Agreement.

This Addendum shall be governed by the laws of the State of North Carolina in all respects, including matters of construction, validity and performance (without regard to its principles of conflicts of law). None of this Addendum’s terms or provisions may be waived, altered, modified, limited or amended except by a written agreement expressly referring hereto and to which Secured Party consents in writing. No provision of this Addendum shall in any way inure to the benefit of any third person so as to constitute to any such person a third-party beneficiary of this Addendum or otherwise give rise to any cause of action in any person not a party hereto. This Agreement embodies the entire understanding between the Secured Party and the Debtor with respect to the subject matter herein, and supercedes any and all prior understandings and agreements, oral or written, relating to the subject matter. The rights granted to Secured Party herein shall be supplementary and in addition to those granted in any other agreements. This Agreement binds the Debtor, its successors and assigns, and inures to the benefit of the Secured Party, its successors and assigns.

If the Secured Party agrees to the terms of this Addendum, please have an authorized signatory sign below.

Sincerely,

/s/ Yves J. Ribeill
Yves J. Ribeill
President

Agreed to and Accepted the 9th day of April, 2010

sanofi-aventis

By:	/s/ Jérôme Contamine

Name:	Jérôme Contamine

Title:	Executive Vice President and Chief Financial Officer

Sanofi

54 rue La Boétie

F-75116 Paris

For the attention of: Jérôme Contamine, Esq.

Durham (North Carolina), 17 March 2014

Dear Sir,

Addendum II

In consideration for USD1.00 (one United States dollar,) receipt from Sanofi and sufficiency and adequacy of which is hereby acknowledged,

1.	Scynexis Inc. hereby irrevocably undertakes to Sanofi (formerly Sanofi-Aventis) to use the proceeds of the initial public offering of its equity interests pursuant to the effective registration statement made by Scynexis Inc. on February 27, 2014, under reference No. 333-194192, under the Securities Act of 1933 as amended (the “IPO”), in the amount of USD 7,500,000, as follows:

No later than June 30, 2014 (such day the “Debt Reduction Date”), and in the following order or priority:

•	First, Scynexis Inc. shall fully and irrevocably prepay the USD 5,000,000 the Term Facility granted to Scynexis Inc. by HSBC Bank USA, National Association pursuant to that particular committed credit facility dated 9 April 2010 (as amended) and shall pay all fees and expenses in connection therewith;

•	Second, Scynexis Inc. shall irrevocably prepay by USD2,500,000 the USD 10,000,000 revolving facility granted to Scynexis Inc. by HSBC Bank USA, National Association pursuant to such credit facility and shall pay all fees and expenses in connection therewith;

2.	In addition, Scynexis hereby irrevocably undertakes to Sanofi (formerly Sanofi-Aventis) to execute with HSBC Bank USA, National Association an amending agreement of such credit facility so as to irrevocably reduce the aggregate principal amount of the abovementioned revolving facility to USD 7,500,000, such reduction to be irrevocably effective as from the Debt Reduction Date, 2 pm (New York Time) at the latest, and shall pay all fees and expenses in connection therewith;

3.	Scynexis further irrevocably undertakes to fully and irrevocably repay by December 31, 2014 at the latest all amounts then owing to HSBC that are required to fully release Sanofi from its obligations pursuant to the Guarantee Agreement, and shall pay all fees and expenses in connection therewith;

4.

Scynexis undertakes to indemnify and make Sanofi whole for any costs or expense as may be incurred by Sanofi as a result of the IPO proceeds not being applied on the terms set out in the side letter “Addendum” dated 9 April 2010 (a copy of which is attached hereto) to repay all

3501C Tricenter Blvd. — Durham, N. C. 27713, USA — TEL: 919 544 8600 — FAX: 919 544 8697

17 March 2014

amounts then owing to HSBC that are required to fully release Sanofi from its obligations pursuant to the Guarantee Agreement.

This Addendum II shall be governed by the laws of the State of North Carolina in all respects, including matters of construction, validity and performance (without regard to its principles of conflicts of law). None of this Addendum II’s terms or provisions may be waived, altered, modified, limited or amended except by a written agreement expressly referring hereto and to which Sanofi consents in writing. No provision of this Addendum II shall in any way inure to the benefit of any third person so as to constitute to any such person a third-party beneficiary of this Addendum II or otherwise give rise to any cause of action in any person not a party hereto. This Addendum II embodies the entire understanding between Sanofi and Scynexis Inc. with respect to the subject matter herein, and supersedes any and all prior understandings and agreements, oral or written, relating to the subject matter of this Addendum II. The rights granted to Sanofi herein shall be supplementary and in addition to those granted in any other agreements. This Addendum II binds Scynexis Inc, its successors and assigns, and inures to the benefit of Sanofi, its successors and assigns.

SIGNATURE: /s/ Yves Ribeill

Yves Ribeill, CEO SCYNEXIS, INC.

Sanofi, hereby agrees to the terms above, and confirms and agrees that,

a. until the Debt Reduction Date, Sanofi shall suspend enforcement of its rights and claims, whether current, future, actual or contingent, under the side letter “Addendum” dated 9 April 2010; and

b. immediately upon and by virtue of the valid and irrevocable completion of all the steps contemplated by paragraphs 1. and 2. above, all its rights and claims, whether current, future, actual or contingent, under such side letter “Addendum” dated 9 April 2010 will automatically terminate.

SIGNATURE:	/s/ Jérôme Contamine

Paris,

Jérôme Contamine, CFO, SANOFI

Sanofi

54 rue La Boétie

F-75008 Paris

Durham (North Carolina), 29 April 2014

Dear Sir,

Addendum III

In consideration for USD1.00 (one United States dollar,) receipt from Scynexis and sufficiency and adequacy of which is hereby acknowledged,

1. Effective and conditioned upon, the closing of an Initial Public Offering of its equity interests pursuant to the effective registration statement made by Scynexis Inc. on or about April 30, 2014 (as may be amended), under reference No. 333-194192, under the Securities Act of 1933 as amended (the “IPO”), and the effective subscription of shares by Sanofi or a subsidiary of Sanofi in the amount of $15.0 million, the parties agree as follows:

a. The following obligations of Scynexis under the Addendum II letter dated March 17, 2014 (the “Addendum II”) shall terminate:

(i) no later than June 30, 2014 (the “Debt Reduction Date”) fully and irrevocably prepay the USD 5,000,000 the Term Facility granted to Scynexis Inc. by HSBC Bank USA, National Association pursuant to that particular committed credit facility dated 9 April 2010 (as amended, the “Amended Committed Credit Facility”) and shall pay all fees and expenses in connection therewith ; and

(ii) irrevocably prepay by USD2,500,000 the USD 10,000,000 revolving facility granted to Scynexis Inc. by HSBC Bank USA, National Association pursuant to such credit facility and shall pay all fees and expenses in connection therewith; and

(iii) to execute with HSBC Bank USA, National Association an amending agreement of such credit facility so as to irrevocably reduce the aggregate principal amount of the abovementioned revolving facility to USD 7,500,000, such reduction to be irrevocably effective as from the Debt Reduction Date, 2 pm (New York Time) at the latest, and shall pay all fees and expenses in connection therewith; and

(iv) fully and irrevocably repay by December 31, 2014 at the latest all amounts then owing to HSBC that are required to fully release Sanofi from its obligations pursuant to the Guarantee, and shall pay all fees and expenses in connection therewith.

b. Concomitantly with the closing of the IPO (the “Debt Reduction Date”), Scynexis shall fully and irrevocably prepay the Amended Committed Credit Facility granted to Scynexis Inc. by irrevocable payment of the amount required for full reimbursement of that Amended Committed

3501C Tricenter Blvd. • Durham, N. C. 27713, USA • TEL: 919 544 8600 • FAX: 919 544 8697

29 April 2014

Credit Facility and the full release of Sanofi from its obligations pursuant to the Guarantee (“Guarantee”) related to the Amended Committed Credit Facility (the “Reimbursement Amount”), and shall pay all fees and expenses in connection therewith. To this end, Scynexis shall irrevocably instruct its lead IPO underwriter to transfer the Reimbursement Amount to HSBC Bank USA (“HSBC”) on behalf of Scynexis from funds received in connection with Scynexis shares subscribed in the IPO accompanied by instructions to apply these funds to the full and irrevocable reimbursement of the Amended Committed Credit Facility.

c. Scynexis shall procure from HSBC a written commitment in favor of Sanofi that both the “Principal Amount” used in the calculation of the “Cap” of the Guarantee and the “Cap” will be reduced to zero upon completion of all the steps contemplated by paragraph (b) above and that it will at such time unconditionally and irrevocably waive all rights and claims (whether current, future, actual or contingent) that HSBC may have against Sanofi under or in connection with the Guarantee. HSBC will further commit in writing to return to Sanofi the original copies in its possession of the instruments representing the Guarantee, and notably (i) the Stand-Alone First Demand Guarantee instrument dated 9 April 2010 and (ii) the Confirmation and Extension Letter executed by HSBC and Sanofi on 11 March 2013 in relation thereto.

d. Until the Debt Reduction Date, Sanofi shall suspend enforcement of any and all rights that Sanofi may have to accelerate the repayment of the Amended Committed Credit Facility under the side letter “Addendum” dated 9 April 2010. Upon and by virtue of the valid and irrevocable completion of all the steps contemplated by paragraphs (b) and (c) above, all Sanofi’s rights and claims under such side letter “Addendum” dated 9 April 2010 as well as those under Addendum II will automatically terminate.

This Addendum III shall be governed by the laws of the State of North Carolina in all respects, including matters of construction, validity and performance (without regard to its principles of conflicts of law). None of this Addendum III’s terms or provisions may be waived, altered, modified, limited or amended except by a written agreement expressly referring hereto and to which Sanofi consents in writing. No provision of this Addendum III shall in any way inure to the benefit of any third person so as to constitute to any such person a third-party beneficiary of this Addendum III or otherwise give rise to any cause of action in any person not a party hereto. This Addendum III embodies the entire understanding between Sanofi and Scynexis, Inc. with respect to the subject matter herein, and supersedes any and all prior understandings and agreements, oral or written, relating to the subject matter of this Addendum III. The rights granted to Sanofi herein shall be supplementary and in addition to those granted in any other agreements. This Addendum III binds Scynexis, Inc, its successors and assigns, and inures to the benefit of Sanofi, its successors and assigns.

SIGNATURE:	/s/ Yves Ribeill	:
Yves Ribeill, CEO SCYNEXIS, INC.

Agreed: Sanofi

SIGNATURE:	/s/ p/o Jérôme Contamaine, by Bernard Davitian

Print Name:	Bernard Davitian, VP & Managing Director